UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

IEC Electronics Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315)331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
February 3, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IEC Electronics Corp.  The meeting will be held on Wednesday, February 3, 2010 at 9:00 a.m. (local time) at our offices, 105 Norton Street, Newark, New York, for the following purposes:

1.	To elect six (6) directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of EFP Rotenberg, LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is December 17, 2009.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.  Our transfer books will not be closed.

By Order of the Board of Directors

Martin S. Weingarten,
Secretary

DATED:	December 29, 2009
Newark, New York

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.  Your vote is important, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 3, 2010.

Our proxy statement and Annual Report to Stockholders, which are enclosed with this mailing, are also available at https://materials.proxyvote.com/44949L.

Table of Contents

Notice of Annual Meeting of Stockholders	1
Proxy Statement for 2010 Annual Meeting of Stockholders	3
Questions and Answers about this Proxy Material and Voting	3
Security Ownership of Certain Beneficial Owners and Management	7
Section 16(a) Beneficial Ownership Reporting Compliance	8
Proposal 1 - Election of Directors	8
Nominees for Election as Directors	9
Information Regarding the Board and its Committees	10
Compensation Committee Interlocks and Insider Participation	12
Corporate Governance and Related Matters	12
Proposal 2 – Ratification of the Selection of the Company's Independent Registered Public Accounting Firm for Fiscal 2010	13
Audit Committee Report	14
Compensation of Named Executive Officers and Directors	15
Named Executive Officers	15
Compensation Discussion and Analysis	15
Compensation Committee Report	20
Executive Officer Compensation Tables	20
Employment Agreements and Potential Payments Upon Termination or a Change in Control	23
Director Compensation	26
Certain Relationships and Related Person Transactions	28
Other Matters	28

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315)331-7742

PROXY STATEMENT
FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of IEC Electronics Corp. (“IEC”, the “Company”, “we”, “our”, “us”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement.  The meeting will be held on Wednesday, February 3, 2010 at 9 a.m. (local time) at our office, 105 Norton Street, Newark, New York.  However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

We are mailing this proxy statement, the accompanying proxy card, and our Annual Report to Stockholders for the fiscal year ending September 30, 2009 (“Fiscal 2009”) on or about December 29, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on December 17, 2009, the record date for the meeting, will be entitled to vote at the annual meeting.  On December 17, 2009, there were 8,818,557 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on December 17 2009, your shares of IEC common stock were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on December 17, 2009, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote: the election of six directors to serve until the 2011 Annual Meeting of Stockholders and the ratification of the selection of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.  Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on.  However, if any other matters properly come before the meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of December 17, 2009.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote are present at the meeting.  Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting; or
•	You have properly submitted a proxy card.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee.  Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet or telephone voting.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors.  You may vote “FOR”, “AGAINST” or “ABSTAIN” on any other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one of more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum.  Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal, except, however, an abstention has no effect on the election of directors.

Under the rules of The New York Stock Exchange ("NYSE"), if you hold your shares in street name and do not provide voting instructions to your brokerage firm, it may still be able to vote your shares with respect to certain "discretionary" (or routine) items, but it will not be allowed to vote your shares with respect to certain "non-discretionary" items.  In the case of non-discretionary items, for which no instructions are received, the shares will be treated as "broker non-votes".  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.  We believe that effective January 1, 2010, a broker will not have discretionary authority to vote shares for the election of directors but will have discretionary authority to vote on the proposal relating to the ratification of the selection of the accounting firm.  As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm), but not with respect to Proposal 1 (the election of directors).  We encourage you to provide instructions to your broker to vote your shares for the director nominees.

  How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.

This means that the six director nominees with the most affirmative votes will be elected.  Withheld votes, abstentions and broker non-votes will have no effect.

•	Proposal 2 – Ratification of the selection of EFP Rotenberg, LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2010.

Approval is by the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote.  Abstentions are counted and have the effect of a vote against the proposal because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal.  Broker non-votes will not be considered as present and entitled to vote on the proposal.  Therefore, under applicable Delaware law, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

What if I return a proxy card but do not make specific choices?  What are the recommendations of our board of directors?

If you return a signed and dated proxy card without marking any voting selections, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors.  The board's recommendation is set forth together with the description of each proposal in this proxy statement.  In summary, the board recommends a vote:

•	for election of the nominated slate of directors (see Proposal 1); and

•	for ratification of EFP Rotenberg, LLP as the independent registered public accounting firm for the fiscal year ending September 30, 2010. (see Proposal 2).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter ending March 26, 2010.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

IEC will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. In addition, we have retained the firm of InvestorCom, Inc., a professional solicitation firm, to assist us in the distribution and solicitation of proxies, for a fee of $2,500, plus expenses.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors.  In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders also may submit proposals for inclusion in the proxy material.  These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission (the “Commission”).  To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by August 30, 2010 to our Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Secretary not less than 90 days prior to the date of the meeting.  The notice must set forth your name, address and number of shares of stock you hold, a representation that you intend to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest you have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement.  We have received no such notice for the 2010 annual meeting.  For the 2011 annual meeting of stockholders, written notice must be delivered to our Secretary at our principal office, 105 Norton Street, Newark, NY 14513, no later than November 5, 2010.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of such intent to our Secretary.  The notice must be delivered not less than 90 days before the date of a meeting of stockholders.  The notice must set forth your name and address and number of shares of stock you own, the name and address of the person to be nominated, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee.  In addition, the notice must include the consent of the nominee to serve as a director if elected.  We have received no such notice for the 2010 annual meeting.  For the 2011 annual meeting of stockholders, written notice must be delivered to our Secretary at our principal office, 105 Norton Street, Newark, NY 14513, no later than November 5, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of IEC’s common stock beneficially owned as of December 17, 2009 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table, and (iv) all of our directors, and executive officers as a group.  The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned.

	Shares		Percent of Shares
Name of	Beneficially		Beneficially
Beneficial Owner	Owned(1)		Owned(1)
Directors
W. Barry Gilbert*	367,001	(2)	4.15%

Eben S. Moulton	308,081	(3)	3.49%

James C. Rowe	252,053	(4)	2.86%

Carl E. Sassano	43,175	(5)	+

Amy L. Tait	13,983		+

Jerold L. Zimmerman	100,519	(6)	1.14%

Executive Officers
Donald S. Doody	143,000	(7)	1.62%

Jeffrey T. Schlarbaum	167,000	(8)	1.88%

Michael R. Schlehr	20,761	(9)	+

All directors and executive officers as a group (9 persons)	1,415,573	(10)	15.83%

*    Mr. Gilbert is also an executive officer.
+   Less than 1%

(1)
The number and percentage of shares beneficially owned are based on 8,818,557 shares outstanding and entitled to vote on December 17, 2009, adjusted as required by rules promulgated by the Commission.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable pursuant to options held by that person that are currently exercisable or exercisable within 60 days of December 17, 2009 (“options currently exercisable”) are deemed to be outstanding and beneficially owned by the person holding the options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	Includes 108,782 shares held by Mr. Gilbert’s wife, 33,330 shares subject to options currently exercisable, and 23,102 restricted shares.

(3)	Includes 4,667 shares subject to options currently exercisable.

(4)
Includes 147,281 shares held by Mr. Rowe’s 401(k) plan, 31,440 shares held by a general partnership in which Mr. Rowe is a general partner and may be deemed a beneficial owner, and 4,667 shares subject to options currently exercisable.

(5)	Includes 4,667 shares subject to options currently exercisable.

(6)	Includes 45,000 shares owned by Mrs. Jerold L. Zimmerman and 4,667 shares subject to options currently exercisable.

(7)	Includes 143,000 shares held by a trust for which Mr. Doody and his wife are co-trustees and 20,500 restricted shares.

(8)	Includes 17,000 shares held by Mr. Schlarbaum’s wife in her 401(k) plan, 70,000 shares subject to options currently exercisable, and 25,000 restricted shares.

(9)	Includes 5,753 restricted shares.

(10)	Includes 121,998 shares subject to options currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Commission reports of ownership and changes in ownership of common stock and our other equity securities.  Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Commission regulations require the Company to identify any one who filed a required report late during the most recent fiscal year.  Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2009, we believe that, during Fiscal 2009, all of our directors and executive officers complied with the reporting requirements of Section 16(a), except for Mr. Sassano, who filed one late report disclosing one transaction and Mr. Zimmerman who filed two late reports each disclosing one transaction.

(Proposal 1)
ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at seven.  At this annual meeting, six persons will be nominated as directors.  All the nominees for director, except for Amy L. Tait, were elected at the last annual meeting.  Mrs. Tait was elected by the board on August 18, 2009 to fill a vacancy on the board and Mrs. Tait is being nominated as a director for election by the stockholders for the first time at this annual meeting.

Following the annual meeting, there will remain one vacancy on the board.  The board intends to consider potential candidates to fill the vacancy and, accordingly, has not taken any action to reduce the size of the board.

It is intended that the accompanying proxy will be voted in favor of the six persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy.  All nominees have consented to serve if elected.  We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board to fill any such vacancy.

For the election of directors, only proxies and ballots marked "FOR all nominees", "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect.  Abstentions will have no effect on the vote for the election of directors.  Directors are elected by a plurality of the votes cast.  This means that the six nominees will be elected if they receive more affirmative votes than any other nominees.

The term of office of each person elected as a director will continue until the next annual meeting or until his successor has been elected and qualified, or until the director’s death, resignation or removal.

The Board of Directors unanimously recommends a vote FOR the election as directors the nominees listed below.

Nominees for Election as Directors

The names of the nominees, their ages as of December 17, 2009, and certain information about their business experience during the past five years and their directorships of other publicly held corporations  are set forth below.

W. Barry Gilbert, 63, has served as our chief executive officer since January 2004 and served as acting chief executive officer from June 2002 until that time.  He has been a director of the Company since February 1993 and chairman of the board since February 2001.  He is also an adjunct faculty member at the William E. Simon Graduate School of Business Administration at the University of Rochester.  From 1991 until 1999, he was president of the Thermal Management Group of Bowthorpe Plc. (now known as Spirent Plc) of Crawley, West Sussex, England.  Prior to that time he was corporate vice president and president, Analytical Products Division of Milton Roy Company, a manufacturer of analytical instrumentation.  Mr. Gilbert has served on a number of advisory boards for privately-held companies.

Eben S. Moulton, 63, a director since November 1992, has served as president of Seacoast Capital Corporation, Danvers, Massachusetts, an investment firm, since 1994 and served as president of Signal Capital Corporation, Danvers, Massachusetts, a financial services corporation, from 1988 until 1994.  Mr. Moulton is a director of Seacoast Capital Corporation and Unitil Corporation, Hampton, New Hampshire, a utility company.  He is also a director of several privately-held companies.

James C. Rowe, 61, a director since January 7, 2000, has served as president of Rowe & Company LLC, Milwaukee, Wisconsin, a merchant banking firm, since April 1994.  From April 1972 through March 1994, Mr. Rowe was a director and vice president of Lubar & Co., Incorporated, Milwaukee, Wisconsin, a merchant banking firm.  Mr. Rowe is a director of The PrivateBank, N.A., Milwaukee, Wisconsin and also is a director of several privately held companies.

Carl E. Sassano, 59, a director since November 2006, has served as chairman of the board of Transcat, Inc. since October 2003 and as a director of that company since October 2000.  From March 2002 until April 2007, Mr. Sassano was chief executive officer of Transcat, Inc. and from March 2002 until May 2006, Mr. Sassano was also president of Transcat, Inc., a distributor of calibrators and test and measurement instruments, and a provider of calibration and repair services located in Rochester, New York.  Mr. Sassano was president and chief operating officer of Bausch & Lomb Incorporated in 1999 and 2000 and held several other marketing and general management positions with that company commencing in 1973.  Mr. Sassano is a trustee of Rochester Institute of Technology and a member of the board of directors of the Rochester-based broadcaster WXXI.  He is also a director of several privately-held companies.

Amy L. Tait, 51, was elected by the board in August, 2009 to fill a vacancy on the board and is being nominated as a director for election by the stockholders for the first time at this annual meeting.  Mrs. Tait currently serves as Chief Executive Officer and as a director of Broadstone Real Estate, LLC, which she co-founded in 2006.  She is also a principal in Broadstone Ventures, LLC, Broadstone Net Lease, Inc. and Broadstone Asset Management, LLC, all private commercial real estate management investment companies headquartered in Rochester, New York.  Mrs. Tait has served as a director of Home Properties, Inc., a public real estate investment trust, since its inception in 1993.  From 1983 until 2001, Mrs. Tait also held several positions with Home Properties and its predecessor, including Senior and Executive Vice President and Chief Operating Officer.  She founded Tait Realty Advisors, LLC in 2001.  Mrs. Tait currently serves on the M&T Bank Rochester Regional Advisory Board and the boards of the United Way of Rochester, Simon School Executive Advisory Committee, and Allendale Columbia School.

Jerold L. Zimmerman, 62, has served as a director since January 2006.  Dr. Zimmerman is the Ronald L. Bittner Professor of Business Administration at the William E. Simon Graduate School of Business Administration at the University of Rochester, where he has taught finance, accounting and economics since 1974.  He has published numerous books and papers, and is a founding editor of the Journal of Accounting and Economics.  Dr. Zimmerman was a director of CPAC, Inc. Leicester, New York, from 2000 until the firm went private in 2007.

Information Regarding the Board and its Committees

Director Meeting and Attendance

During Fiscal 2009, our board held four in-person regular meetings and acted three times by unanimous written consent. In addition, the directors considered Company matters and had frequent communication with the chairman of the board and others apart from the formal meetings.

During Fiscal 2009, each incumbent director attended 100% of the meetings of the board and the committees upon which such director served.

Board Independence

The board of directors has determined that each of our directors, except Mr. Gilbert, who is an executive officer of the Company, is an "independent director" as such term is defined in Section 803A of the NYSE Amex Company Guide and applicable Commission rules and regulations.

Board Committees

In Fiscal 2009, our board reorganized its committee structure by separating the executive, nominating and governance committee into two committees – the nominating and governance committee and the executive committee.  As a result, our board currently has four standing committees: the audit committee, the compensation committee, the nominating and governance committee, and the executive committee.

The audit committee oversees our corporate accounting and financial reporting processes. It is responsible for the appointment, dismissal, compensation and oversight of our independent auditors, including the engagement of our auditors for the next fiscal year, the review with the independent auditors and approval of the plan of the auditing engagement, the review with the independent auditors of the results of their audit, the review of the scope and results of the evaluation of our procedures for internal auditing, the inquiry as to the adequacy of our internal accounting controls and our disclosure controls and procedures, the approval of audit and non-audit services to be provided to us by the independent auditors, and overseeing compliance matters for us.  The audit committee also reviews with management and the independent auditors our annual report on Form 10-K and the interim financial statements prior to the filing of our quarterly reports on Form 10-Q.  The audit committee also monitors compliance with our Code of Business Conduct and Ethics, our conflict of interest policy, our policy concerning trading in our securities and our related person transactions policy.  The minutes of audit committee meetings, as well as all of the recommendations of the audit committee, are submitted to the full board.  In Fiscal 2009, the audit committee, whose current members are Messrs. Rowe (Chairman), Sassano and Zimmerman, held four meetings.  The board of directors in its business judgment has determined that each member of the audit committee is “independent” as defined in Section 803A of the NYSE Amex LLC Company Guide and, in addition, meets the more stringent independent standards and the financial literacy standards set forth in the rules of the Commission and the NYSE Amex LLC Company Guide and that Mr. Rowe qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the Commission.  For the audit committee's report relating to Fiscal 2009, see "Audit Committee Report."  The committee's charter, which sets forth more specifically the duties and responsibilities of the audit committee, is available on our website at www.iec-electronics.com.

The compensation committee oversees the development and administration of our executive compensation plans, reviews and approves the compensation for all executives other than the chief executive officer, reviews and recommends to the board the compensation of the chief executive officer, reviews and approves performance goals and objectives with respect to incentive plans for all executives, oversees the evaluation of the chief executive officer, reviews and recommends to the board the terms of any employment, severance, change in control, termination or retirement arrangements for all executives, and reviews and recommends to the board the compensation paid to directors.  In addition, the compensation committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that SEC rules require be included in our annual proxy statement and prepares the committee's report that the Commission rules require be included in our annual proxy statement.  In Fiscal 2009, the compensation committee held four meetings and acted twice by unanimous written consent.  The current members of the compensation committee are Messrs. Sassano (Chairman), Moulton, and Zimmerman, and each has been determined by the board to be "independent" as defined in Section 803A of the NYSE Amex LLC Company Guide.  The compensation committee's charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com.  For more information on executive officer and director compensation and the role of the compensation committee, see "Compensation of Named Executive Officers and Directors."

The nominating and governance committee identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company and develops, recommends and reviews corporate governance principles applicable to the Company.  In Fiscal 2009, the committee met two times.  The current members of the committee are Messrs. Moulton (Chairman), Rowe and Sassano, each of whom is "independent" as defined in Section 803A of the NYSE Amex LLC Company Guide.  The nominating and governance committee charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com.

The executive committee exercises the powers of the board in the interval between regular meetings of the full board and reviews strategic planning matters.  In Fiscal 2009, the committee did not formally meet but did communicate frequently with one another to discuss pending matters.  The current members of the committee are Messrs. Gilbert (Chairman), Moulton and Rowe, each of whom, except for Mr. Gilbert, is "independent" as defined in Section 803A of the NYSE Amex LLC Company Guide.  The executive committee charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com.

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates.  Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals due for next year’s annual meeting?”.  In addition, stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidates’ name and qualifications to Corporate Secretary, IEC Electronics Corp., 105 Norton St., Newark, NY 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the nominating and governance committee seeks candidates who are independent pursuant to the NYSE Amex independence standards and meet certain selection criteria established by the committee.  The committee also considers an individual's skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success.  This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee: (1) was an officer or employee of the Company during Fiscal 2009; (2) was formerly an officer of the Company; or (3) had any relationship requiring disclosure in this proxy statement pursuant to Commission rules.

In addition, none of our executive officers served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers serve on our compensation committee; (2) as a director of another entity, one of whose executive officers served on our compensation committee; or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Corporate Governance and Related Matters

Code of Ethics

For a number of years, we have had a code of ethics for our employees, officers and directors.  During Fiscal 2004, we adopted a revised version of our code of ethics, the Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our chief executive officer, chief financial officer and other senior financial officers) and employees.  In Fiscal 2004, we also adopted a whistleblower policy.

We make available to the public various corporate governance information on our website (www.iec-electronics.com) under “Investor Information – Corporate Governance”.  Information on our website includes our Code of Business Conduct and Ethics, the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Governance Committee Charter, the Executive Committee Charter, our Related Person Transactions Policy, and our Whistleblower Policy.  Information regarding any amendments to, or waiver from, the Code of Business Conduct and Ethics will also be posted on our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, NY 14513

All stockholder correspondence will be compiled by our corporate secretary and forwarded as appropriate.

Director Attendance at Annual Meetings

We typically schedule a board of directors meeting in conjunction with our annual meeting of stockholders and, while we do not have a formal policy regarding attendance at annual meetings, we as a general matter expect that the directors will attend the annual meeting.  Each of our then incumbent directors attended the 2009 Annual Meeting of Stockholders.

(PROPOSAL 2)
RATIFICATION OF THE SELECTION OF THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

The audit committee has selected the accounting firm of EFP Rotenberg, LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2010.  EFP Rotenberg, LLP (and its predecessor, Rotenberg & Co., LLP) has served as the Company's independent registered public accounting firm since May 2002 and is considered by the audit committee, the board and management of the Company to be well qualified.  The stockholders are being asked to ratify the audit committee's appointment of EFP Rotenberg, LLP.  If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  A representative of EFP Rotenberg, LLP will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees paid to EFP Rotenberg, LLP

The following table shows the fees that were billed by EFP Rotenberg, LLP for professional services rendered in Fiscal 2009 and Fiscal 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$93,000	$66,500
Audit-Related Fees (2)	-0-	-0-
Tax Fees (3)	7,500	5,000
All Other Fees (4)	7,500	43,588
Total EFP Rotenberg, LLP Fees	$108,000	$115,088

(1) Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for such fiscal years and the reviews of the financial statements included in our Form 10-Q quarterly reports for such fiscal years.

(2) Audit-related fees represent consultations concerning internal control documentation and financial accounting and reporting standards.

(3) Tax fees consist of professional services rendered by EFP Rotenberg, LLP primarily in connection with IEC’s tax compliance activities and the preparation of federal and state income tax returns.

(4) All other fees in Fiscal 2009 are for audit services related to our 401(k) plan.  All other fees in Fiscal 2008 are for audit services related to our 401(k) plan ($6,500) and for audit and accounting services related to the Company's acquisition of Val-U-Tech Corp. in Fiscal 2008 ($37,088).

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm.  The audit committee has pre-approved all services to be performed by, and all fees to be paid to, EFP Rotenberg, LLP in Fiscal 2009 and Fiscal 2008.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of EFP Rotenberg, LLP and determined that the provision of such services was compatible with such firm's independence.  For each of Fiscal 2009 and Fiscal 2008, EFP Rotenberg, LLP provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.  Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of EFP Rotenberg, LLP, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm.

The Audit Committee and our Board of Directors unanimously recommend that the stockholders vote FOR ratification of the appointment of EFP Rotenberg, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

AUDIT COMMITTEE REPORT1

Membership and Role of Audit Committee

The audit committee of our board is responsible for providing independent, objective oversight and review of our accounting functions, internal controls and financial reporting process.  Currently, the audit committee is comprised of Messrs. Rowe, Sassano, and Zimmerman.  The audit committee operates pursuant to a written charter adopted by the board of directors which was amended and restated in February 2009 and may be found on our public website www.iec-electronics.com under the “Investor Information-Corporate Governance” section.  We believe that each of the members of the audit committee is independent as defined by applicable laws and regulations.

Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  Our independent accountants are responsible for performing an independent audit of those financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board.  The members of the audit committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

Review of our Audited Financial Statements

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K with management and discussed the quality and acceptability of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communications with Audit Committees).  In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and us, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to us, and considered the compatibility of non-audit services with the auditors’ independence.

1 The material in this report is not deemed to be "soliciting material," or to be "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

The audit committee discussed with our independent auditors the overall scope and plans for their audit.  The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the audit committee recommended to our board of directors (and our board has approved) that our audited financial statements for the fiscal year ended September 30, 2009 be included in the Annual Report on Form 10-K for the year ended September 30, 2009 for filing with the Securities and Exchange Commission.

The audit committee selects the Company's independent registered public accounting firm annually and has submitted such selection for the fiscal year ending September 30, 2010 for ratification by stockholders at the Company's annual meeting.

Audit Committee:

James C. Rowe, Chairman
Carl E. Sassano
Jerold L. Zimmerman

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our named executive officers during Fiscal 2009.  For Fiscal 2009, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	W. Barry Gilbert - chairman and chief executive officer
•	Jeffrey T. Schlarbaum - executive vice president and president of IEC contract manufacturing
•	Donald S. Doody – senior vice president of operations
•	Michael R. Schlehr – vice president and chief financial officer

Compensation Discussion and Analysis

The following discussion analyzes our compensation policies and decisions for our named executive officers.  The focus of the discussion is on Fiscal 2009.  However, when relevant, the discussion covers actions regarding compensation for our named executive officers that were taken after the conclusion of Fiscal 2009.

Objective of the Compensation Program

The goal of our executive compensation program is to support the attainment of our long and short-term strategic and financial objectives, thereby aligning the interests of the Company’s executives with the interests of shareholders.  Our executive compensation program is intended to provide a competitive program that enables us to attract, motivate, and retain the key executives required to enhance shareholder value.

The Company’s Approval and Decision Making Process

The Compensation Committee (“Committee”) of the board approves and recommends to the full board all compensation decisions regarding our directors and chief executive officer and reviews and approves all compensation decisions regarding our other named executive officers.  The Committee generally approves equity awards for the Company’s other employees, although the Committee from time to time has delegated to the Company’s chief executive officer the authority to award at his discretion up to a specified number of stock options or restricted shares to non-executive employees for special performance or recruitment to the Company.  In Fiscal 2009, all options and restricted shares awarded to employees were approved by the Committee.

In order to maintain market competitiveness the Committee periodically reviews relevant competitive data provided by third party compensation professionals for the purpose of ensuring the compensation structure is designed to achieve the stated objectives.  In Fiscal 2008, the Company engaged Grahall Partners LLC ("Grahall"), a leading provider of compensation consulting services and survey data, to assist the Committee in reviewing total compensation for our named executive officers and other key employees.  Services included an executive compensation review and presentation of an overview of executive compensation trends and developments to the Committee ("2008 Report").  No further assessment regarding executive compensation was conducted by Grahall in Fiscal 2009.

During Fiscal 2009, the Committee reviewed with Grahall certain data regarding director compensation.

Compensation of the Executives

The compensation program for the named executive officers consists of the following elements:

•	Base salary compensation;
•	Annual cash incentive compensation;
•	Long-term equity incentive compensation and
•	Perquisites and other personal benefits

Each of these components is described separately below.

Base Salary Compensation

Base salaries are used to provide a fixed amount of compensation for the named executive officer's regular work.  The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities.  Salary ranges have been developed for each position using internal comparability and external market data collected through Grahall.  The ranges are based on the responsibilities and scope of each position and experience, skills, and leadership capabilities required to perform each position.

For the named executive officers, other than the chief executive officer, the chief executive officer prepares a salary recommendation following a review of individual performance, competitive market data, and affordability for the Company.  The recommendation is presented to the Committee.  The Committee relies in part on the chief executive officer’s evaluation of each other named executive officer’s performance in deciding whether to make an adjustment to each executive’s salary in a given year.  In the case of a change in role, careful consideration is given to the new responsibilities, external pay practices and internal peer comparisons, in addition to past performance and experience.

With respect to the base salary of the chief executive officer, the board considers individual and Company performance, as well as external market practices, prior to recommending any changes. For Fiscal 2008, there had been no adjustment in the chief executive officer's base salary.  In Fiscal 2009 the CEO’s salary was increased from $210,000 to $275,000.  The board believed that the CEO’s compensation had been significantly below market based on the peer group survey information contained in the 2008 Report, particularly after taking into consideration the Company’s strong financial performance in Fiscal 2008.  Therefore, it approved this increase to provide base compensation at a more competitive level.

All compensation changes are typically effective on January 1st of each year.  Base salary increases for our other named executive officers varied from 4% to 7.5%.  The increases were determined by the Committee based upon the factors discussed above, competitive conditions, and the Committee’s view of each officer’s duties, responsibilities and performance.

Annual Cash Incentive Awards

Our named executive officers may be awarded annual cash bonuses under our annual management incentive plan (“MIP”).  The MIP rewards executives and management for overall company performance with respect to increases in revenue and net income before tax, improved cash flow, and improvement in on-time delivery to our customers.  The incentive bonuses are generally granted based on a percentage of each named executive officer's base salary earned during the fiscal year.  We believe this variable performance plan aligns the interests of our named executive officers with our shareholders' interest in improving the financial strength of the Company as it continues to grow.

The following table sets forth the Fiscal 2009 performance targets for the named executive officers, at the threshold, targeted and maximum performance levels.  The threshold award level must be exceeded after taking into consideration the impact of the payment of any bonus under the MIP before there can be any payout.

	Threshold	Target	Maximum
Component	Goal	Goal	Goal
Revenue (in millions)	$64.0	$72.5	$80.0
Net Income Before Tax (in millions)	$2.59	$4.52	$6.49
Cash Flow (in millions)	$2.8	$4.6	$6.1
On-Time Delivery	90%	93%	96%

The Fiscal 2009 target and actual cash incentive awards as a percentage of salary to be paid to each of our named executive officers are shown in the table below.  The actual cash incentive awards are also shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table in the Executive Compensation Tables section that follows this Compensation Discussion and Analysis.

Name	Target payout as a % of salary	Payout range as a % of salary	Threshold Award	Target Bonus Award	Maximum Award	Actual Cash Award	Actual Award as a % of Salary
Mr. Gilbert	45%	0% - 90%	$27,500	$123,750	$247,500	$127,949	50%
Mr. Schlarbaum	40%	0% - 80%	$21,500	$86,000	$172,000	$89,119	41%
Mr. Doody	37.5%	0% - 75%	$18,000	$67,500	$135,000	$70,043	39.5%
Mr. Schlehr	35%	0% - 70%	$16,100	$56,350	$112,700	$58,563	37%

The actual cash incentive award is determined by the Committee by comparing each named executive officer’s level of achievement against his individual financial and strategic performance objectives and as a result may be less than or greater than the target bonus amount.

Long-Term Equity Incentive Awards

Equity based compensation and ownership is intended to ensure that our named executive officers and other key employees have a continuing stake in the long-term success of the Company.  The Committee believes that stock options and other methods of equity based incentive compensation, such as restricted stock, are critical in motivating the long-term creation of shareholder value and in retaining key employees.  All equity based compensation is awarded under the Company's 2001 Stock Option and Incentive Plan (the "2001 Plan"), which is a shareholder approved plan.

Prior to Fiscal 2009, the Company had no fixed policy for the award of options or other equity-based compensation under the 2001 Plan and, generally, all long-term incentive compensation consisted only of stock options.

In Fiscal 2009, the Committee adopted a Long Term Incentive Plan ("LTIP") for the named executive officers and other key employees (the "Participants").  The LTIP provides that the Participants will be eligible to receive shares of restricted stock and/or stock options, at the discretion of the Committee, based upon the achievement of certain pre-established specified performance targets.  For Fiscal 2009, the performance goals related to net income before tax (NIBT) and return on sales.

The following table sets forth the Fiscal 2009 performance targets at the threshold, target and maximum levels.  Each performance target is weighted equally.

Component	Threshold	Target	Maximum
Net Income Before Tax (in millions)	$2.4	$3.6	$5.0
Return on Sales	4.2%	5.2%	6.5%

To the extent the performance targets are achieved, the dollar value of an award, equal to a predetermined percentage (varying from 15% to 40%) of the Participant's base salary will be calculated for each Participant.  The number of shares of restricted stock or the number of options to be awarded will be based upon the value of a Participant's award divided by the average closing price of the Company's common stock on the NYSE Amex for the 90 days prior to September 30, 2009.

On November 6, 2009, the Committee met to determine whether and to what extent the performance targets had been achieved.  Based on the performance targets set forth in the LTIP, the Compensation Committee approved restricted stock awards to our named executive officers as follows: Mr. Schlarbaum – 10,000 shares; Mr. Doody – 8,520 shares; Mr. Schlehr – 5,753 shares.  In addition, the Committee recommended to the board that Mr. Gilbert be awarded 23,102 restricted shares, which the board approved on November 18, 2009.  All restricted shares are subject to a five-year period of restriction, during which period the restricted stock may not be sold or otherwise transferred.  The restrictions will lapse as follows: 50% of the shares after two years from the date the restricted stock is awarded and 50% of the shares after five years from the date the restricted stock is awarded.

Although equity awards under the LTIP are based on prior year's performance they are not granted until after the end of the fiscal year and the completion of our audited financial statements.  Therefore, they are not reflected in any of the compensation tables in this proxy statement and they will be included in the compensation tables for fiscal 2010.

No equity-based awards were granted to any of the named executive officers in Fiscal 2009.

Selection and Balance of Components of Compensation

The Committee, with recommendations from the chief executive officer, determines the mix and balance of our compensation elements by considering data provided by our external compensation consultant and internal equity.  In general, the amount of base salary, potential bonus, and potential stock-based compensation for each executive officer is chosen to achieve our objectives of meeting the Company’s business goals, attracting and retaining top quality executives, and enhancing shareholder value.

Benefits and Perquisites

Our named executive officers are eligible for the same benefits available to our employees generally.  In addition, pursuant to Mr. Gilbert's employment agreement, the Company has agreed to maintain certain life insurance policies for his benefit and to reimburse him for reasonable gasoline and repair costs for his vehicle in an amount not to exceed $3,000 in any given calendar year.  In Fiscal 2009, the Company also provided a car allowance to Mr. Schlarbaum due to his travel to customer locations.  Such amount did not exceed $10,000.  There are no additional perquisites offered to our named executive officers.  For additional information about Mr. Gilbert's employment agreement, see "Employment Agreements and Potential Payments Upon Termination or a Change in Control" on page 23.

Deferred Compensation

Effective January 1, 2009, the Company established the IEC Electronics Corp. Management Deferred Compensation Plan (the "Deferred Compensation Plan") which allows certain designated employees, including the named executive officers, to defer up to 100% of their base salary and up to 100% of any performance-based incentive bonus on a tax-deferred basis.  Deferred compensation will be paid to a participant upon separation from service on the date and in the manner elected by the participant in his/her deferred compensation agreement.  If no election is made, the deferred account will be paid out in quarterly installments over ten years beginning January 1 of the year following separation from service.  Deferred amounts may not be withdrawn prior to their payment start date, except to meet an "unforeseeable financial emergency" (in the Committee's discretion) or in the event of a change in control of IEC.  Payments to "key employees" as defined under the Federal tax laws are delayed at least six months after termination of employment.

Further details about the Deferred Compensation Plan are provided in the Non-Qualified Deferred Compensation Table on page 23.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (“Savings Plan”).  The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company does not match employee contributions.

Employment, Severance and Change in Control Arrangements

In general, the Company's has not entered into employment agreements with its named executive officers.  The only exception is the individual employment agreement with Mr. Gilbert which was entered into on April 24, 2009.  All other named executive officers serve at the will of the Company.  Mr. Gilbert's employment agreement is described below in "Employment Agreements and Potential Payments Upon Termination or Change in Control."

We have entered into severance arrangements with Mr. Schlehr and Mr. Doody, pursuant to their offers of employment.  Mr. Doody’s arrangement expired on November 14, 2009; there is no expiration date for Mr. Schlehr’s arrangement.  These arrangements are described below in "Employment Agreements and Potential Payments Upon Termination or Change in Control."

In addition, our 2001 Plan and the stock option and restricted award agreements entered thereunder, provide that upon a change in control, unless the board otherwise determines, all outstanding options and restricted stock will immediately become fully vested and exercisable.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the named executive officers to $1,000,000 each.  However, compensation is exempt from this limit if it qualifies as "performance-based compensation.” The committee has carefully considered the impact of this tax code provision and our normal practice is to take such action as is necessary to preserve our tax deduction.  Our 2001 Plan complies with the provisions of Section 162(m).  Accordingly, any gains realized upon the exercise of stock options granted under the Plan will qualify as "performance-based compensation" and will be fully deductible by the Company.  We believe that all of our compensation expense for Fiscal 2009 will be deductible for federal income tax purposes.

Although we will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation.  Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m).  It is not expected that the compensation of any named executive officer will exceed $1,000,000 in Fiscal 2010.

Compensation Committee Report

The compensation committee, which is composed entirely of independent directors, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K as promulgated by the Securities and Exchange Commission with management and based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Carl E. Sassano, Chairman
Eben S. Moulton
Jerold L. Zimmerman

The information contained in the above compensation committee report shall not be deemed "soliciting material" or "filed" with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference to such filings.

Executive Officer Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2009.  More detailed information is presented in the other tables and in the footnotes to the tables.

Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2) (3)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)		Total ($)
W. Barry Gilbert	2009	$254,600	-	$(15,728	)(4)	$159,199	$21,255	(6)	$419,306
Chairman & CEO	2008	$196,643	-	$127,050		$47,349	$17,365		$388,407
	2007	$184,336	-	$9,669		$77,220	$17,365		$288,590

Jeffrey T. Schlarbaum	2009	$216,459	$15,763	-		$89,119	-		$321,341
Executive VP and Pres. of	2008	$203,301	$7,875	-		$41,752	$12,500		$265,428
IEC Contract Mfg.	2007	$188,653	-	$14,500		$69,875	-		$273,028

Donald S. Doody	2009	$177,111	$12,615	$4,875		$70,043	-		$264,644
Senior VP of Operations	2008	$166,175	$6,300	$15,375		$31,342	$13,000		$221,692
	2007	$157,668	-			$40,000	-		$207,818

Michael R. Schlehr	2009	$159,564	-	-		$58,563	-		$218,127
Vice President & CFO (7)	2008	$92,587	-	-		$35,000	$5,000		$132,587

(1)
The "Salary" column reflects the base salary for each of our named executive officers for the fiscal year. The amounts shown include any portion of base salary deferred and contributed by the named executive officer to our Deferred Compensation Plan.  See the Nonqualified Deferred Compensation Table on page 23.

(2)
Restricted stock awards were granted to Messrs. Schlarbaum and Doody on May 14, 2008 to reflect their promotions to their current positions.  Each award is subject to a two-year restriction period during which time the stock cannot be sold or otherwise transferred in any manner.  Each award will vest in its entirety on May 13, 2010.

(3)
These amounts do not reflect the actual value realized by the recipient and do not represent actual cash compensation paid to the recipient.  The dollar values of restricted stock and stock option awards shown in these columns are equal to the corresponding compensation cost recognized for financial statement purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment, which we refer to as SFAS No. 123R, except that no estimates for forfeitures have been included.  SFAS No. 123R requires that the fair value of all share-based payments to employees, including awards of employee stock options, be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized.  A discussion of the assumptions used to calculate compensation cost are set forth in Note 1 (Business and Summary of Significant Accounting Policies) and Note 5 (Stock-Based Compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in Note 1 (Business and Summary of Significant Accounting Policies) and Note 6 (Stock Based Compensation) to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

(4)
During Fiscal 2009, the Company recorded a reduction to stock-based compensation expense in accordance with SFAS No. 123R in its financial statements as the Company previously had recorded expense associated with stock option award (275,000 shares) to Mr. Gilbert, a portion of which (127,632 shares) was forfeited in Fiscal 2009.  The total reduction in expense ($55,927) will be taken over three years.

(5)
The amounts shown reflect cash amounts earned under our annual performance incentive plan for services performed in Fiscal 2009, Fiscal 2008, and Fiscal 2007, respectively.  Payouts were determined by our board, in the case of Mr. Gilbert, and by the Compensation Committee, in the case of the other named executive officers, in November 2009, November 2008, and November 2007, respectively, and paid shortly thereafter.  The amounts shown include any portions of such payments deferred and contributed by our named executive officers to our Management Deferred Compensation Plan.  For Fiscal 2009, the amount shown for Mr. Gilbert includes $127,949 earned under the annual performance incentive plan and $31,250 earned under the Stock Performance Incentive payment provisions of his Employment Agreement.  For additional information about our annual performance incentive plan, see the "Compensation Discussion and Analysis" section of this proxy statement and for additional information about Mr. Gilbert's Employment Agreement, see "Employment Agreements and Potential Payments Upon Termination or a Change in Control."

(6)
Amounts shown for Fiscal 2009 include $17,635 for premium paid in lieu of salary on a long-term care insurance contract for Mr. Gilbert and his wife, in accordance with Section 7702B of the Internal Revenue Code and $3,620 for life insurance premiums.

(7)	Mr. Schlehr joined the Company on February 18, 2008.

GRANTS OF PLAN-BASED AWARDS

The Company did not grant any stock options or restricted stock to any named executive officer during Fiscal 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2009.

	Option awards						Stock awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
W. Barry Gilbert	33,330	33,330	(1)		$.55	7/12/11

Jeffrey T. Schlarbaum	100,000 70,000	50,000	(2)	$ $	1.01 0.53	5/03/11 5/10/11	15,000	(4)	$28,050

Donald S. Doody		37,5000	(2)		$.53	5/10/11	12,000	(4)	$22,440

Michael R. Schlehr		50,000	(3)		$1.70	2/17/15

(1)	Incentive stock options will vest on July 13, 2010.
(2)	Incentive stock options will vest on May 11, 2010.
(3)	Mr. Schlehr was granted an incentive stock option upon being hired. The options vest 50% on February 17, 2011 and 50% February 17, 2012.
(4)
The restricted stock awards were granted under the 2001 Plan, and are subject to a two-year restriction period, during which time the stock cannot be sold or otherwise transferred in any manner.  The shares will vest on May 14, 2010.

2009 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning exercises of stock options by named executive officers during the fiscal year ended September 30, 2009.  There were no outstanding awards of restricted stock that vested in Fiscal 2009.

Option Awards

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(3)
W. Barry Gilbert	147,368	(1)	$66,316
Donald S. Doody	50,000		$460,375
	72,500	(2)	$318,500
Jeffrey T. Schlarbaum	20,000	(2)	$106,000
	10,000	(2)	$69,200

(1)
In February 2009, Mr. Gilbert exercised a stock option for 147,368 shares which had an exercise price of $.95 per share.  Mr. Gilbert paid the exercise price of the stock option by delivering 100,000 already-owned IEC shares valued at the then current market price of $1.40 per share.  As a result, the net effect of the transaction was to increase Mr. Gilbert's stock ownership in the Company by 47,368 shares.

(2)
Pursuant to a sales limitation contained in the executive's stock option agreement, shares acquired on exercise may not be sold, transferred, assigned, pledged or otherwise disposed of (collectively “sold”) except as follows:  50% of the shares may be sold at any time on or after one year after the date of the exercise of the option; 75% of the shares may be sold at any time on or after two years after the date of the exercise of the option; and all or any part of 100% of the shares may be sold at any time on or after three years after the date of the exercise of the option.

(3)	Based on the difference between the exercise price and the fair market value on the date of exercise.

PENSION BENEFITS

None of our named executive officers is covered by a pension plan or other similar benefit that provides for payments or other benefits.

NON-QUALIFIED DEFERRED COMPENSATION

As described in the "Compensation Discussion and Analysis," the Company maintains a non-qualified deferred compensation plan for its key named executive officers. Under the plan, a covered executive may elect to defer some or all of his cash compensation (including base salary and/or performance-based incentive bonuses)..  Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from IEC, subject to the participants’ deferral elections and Section 409A of the Internal Revenue Code.  On the last day of each fiscal quarter, the Company credits the participant's deferred account with interest, calculated at the interest rate, on the aggregate amount credited to the account.  The quarterly rate is the average interest rate paid by the Company during the quarter to its senior lender.

The following table provides summary information with respect to amounts credited, earnings and account balances for our named executive officers under our Deferred Compensation Plan.  Since our 401(k) Savings Plan is a tax-qualified plan available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table.

Name	Executive Contributions in Last FY		Aggregate Earnings in Last FY		Aggregate Withdrawals/Distrib -utions ($)	Aggregate Balance at FYE
W. Barry Gilbert	$39,750	(1)	$484	(2)	$0	$40,234
Jeffrey T. Schlarbaum (3)	$0
Donald S. Doody (3)	$0
Michael Schlehr (3)	$0

(1)	Amounts included for Mr. Gilbert are also reported in the Summary Compensation Table.
(2)
Includes interest paid by the Company at a rate equal to the rate paid by the Company to our senior lender.  None of the earnings represent above market or preferential earnings (in excess of 120% of the applicable federal long-term rate) and, accordingly, are not included in the Summary Compensation Table.

(3)	Mr. Schlarbaum, Mr. Doody, and Mr. Schlehr did not participate in the Company’s non-qualified deferred compensation plan in Fiscal 2009.

Employment Agreements and Potential Payments Upon Termination or a Change in Control

This section sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control or in the event of termination of employment under several different circumstances, including: (1) termination by IEC for Cause; (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for Good Reason; (4) involuntary termination by IEC without cause; (5) death; or (6) Disability.

Other than Mr. Gilbert, none of the named executive officers has an employment agreement.  We have entered into severance arrangements with Mr. Doody and Mr. Schlehr, pursuant to their offers of employment.  Mr. Doody's arrangement expired on November 14, 2009; there is no expiration date for Mr. Schlehr's arrangement.

Employment Agreement – W. Barry Gilbert

In order to recognize the importance of his position, industry expertise, management skills and in order to assure IEC of the continuing availability of Mr. Gilbert's services over a period of time, our board approved, and IEC and Mr. Gilbert entered into an employment agreement providing for Mr. Gilbert's continued employment as IEC's Chief Executive Officer until December 31, 2010, or such date as may be mutually agreed between the parties, unless earlier terminated (the "CEO Term").  In addition, the employment agreement provides that upon the expiration of the CEO Term, the Company will employ Mr. Gilbert as an advisor to the Board for a period terminating on December 31, 2020, unless earlier terminated (the "Advisory Term").

During the CEO Term, Mr. Gilbert will receive an annual base salary of $275,000, which shall be subject to annual review for increases, and he shall be eligible to receive such equity awards as may be determined in the sole discretion of the board.  Effective November 1, 2009, Mr. Gilbert's base salary was increased to $280,000.  During the Advisory Term, Mr. Gilbert will receive an annual compensation of $62,500.

At any time during both the CEO Term and the Advisory Term, Mr. Gilbert will have the right to earn and receive up to three additional cash incentive payments of $125,000 (the "Stock Performance Incentive"), each one payable in the manner described in the employment agreement upon the achievement of certain performance conditions:

(i)           the listing of IEC's shares on any National Exchange (as defined in the employment agreement);

(ii)          if and when IEC's Daily Stock Price (as defined in the employment agreement) closes at $2.00 or more greater than the Listing Price (as defined in the employment agreement) for any 20 trading days during any 30 consecutive trading day period;

(iii)         if and when IEC's Daily Stock Price (as defined in the employment agreement) closes at $4.00 or more greater than the Listing Price (as defined in the employment agreement) for any 20 trading days during any 30 consecutive trading day period.

Mr. Gilbert has earned the Stock Performance Incentive payment in (i) above, since the Company's shares have been listed on the NYSE Amex and, accordingly, 25% of the payment ($31,210) was paid to him in Fiscal 2009 and is included on the Summary Compensation Table.  The balance of the payment ($93,750) will be paid to Mr. Gilbert in equal installments in each of the next three fiscal years provided Mr. Gilbert is an employee and/or a director of IEC at the time such payment is due; if he is not, such payment will be forfeited.

During the CEO Term, Mr. Gilbert will be eligible to participate in IEC's incentive plans and programs on the same basis as other senior executives.

During both the CEO Term and the Advisory Term, Mr. Gilbert will be eligible to participate in such health and other group insurance and other employee benefit plans on the same basis as other senior executives and IEC will pay the full cost of medical insurance for Mr. Gilbert and his wife.  In addition, subject to certain limitations and conditions, including increase and reductions in face amounts, as set forth in the employment agreement, during both the CEO Term and the Advisory Term, the Company will maintain certain life insurance policies payable to Mr. Gilbert's estate or designated beneficiary.  In 2009, the aggregate face value of these policies is $1,750,000.

In addition to the above terms, the employment agreement provides for severance compensation upon termination of Mr. Gilbert's employment.  Circumstances that would trigger payments or the provision of other benefits include:

•
termination during CEO Term by IEC without Cause (as defined in the employment agreement) or by Mr. Gilbert for Good Reason (as defined in the employment agreement) or due to a Change in Control (as defined in the employment agreement);

•	termination by IEC during Advisory Term without Cause or by Mr. Gilbert for Good Reason;
•	termination upon death;
•	termination for Disability (as defined in the employment agreement) during CEO Term;
•	termination for Disability during Advisory Term.

The employment agreement also contains provisions which are customary for executive employment agreement of this type.  These include covenants relating to confidentiality, non-competition, non-solicitation of employees, and non-interference with business relationships and apply during the CEO and Advisory Terms and for a period of 36 months thereafter.

Potential Payments Upon Termination or Change in Control

W. Barry Gilbert

Set forth below is the amount of the estimated compensation payable to Mr. Gilbert in the event that his employment with us is terminated for any reason or in the event of a change in control.  The actual amount to be paid can only be determined at the time of his termination of employment or change in control.  The amounts included below are also based on the following:

•	We have assumed that the termination event occurred effective as of September 30, 2009, the last day of Fiscal 2009;
•
We have assumed that the value of our common stock was $5.65 per share based on the closing market price on September 30, 2009, the last trading day of Fiscal 2009, and that all unvested options were exercised on such day;

•	We have not included any payment of the aggregate balance shown in the Nonqualified Deferred Compensation Table on page 23 of this proxy statement;
•	Health benefits are included at the estimated value of continuation of this benefit;

If Mr. Gilbert's employment is terminated (i) by the Company without Cause or (ii) by Mr. Gilbert for Good Reason or (iii) due to a change in control or (iv) as a result of Disability, Mr. Gilbert would be entitled to receive:

• two (2) times his annual base salary, payable in 24 equal monthly installments	$550,000	(1)
• his annual incentive bonus, payable within 60 days of termination	$127,949
• lost opportunity to earn the Stock Performance Incentives provided for in his employment agreement payable within 60 days of termination	$250,000
Total cash compensation	$927,949

In addition, Mr. Gilbert would be entitled to:

• continuation of medical benefits until age 65 (or until he becomes eligible to receive medical benefits from subsequent employer)	$14,942
• value of all unvested options, which would vest immediately	$188,315	(2)
• any accrued amounts owing to him

(1)	in the case of Disability, such amount would be reduced by any payments received by Mr. Gilbert pursuant to IEC's Long Term Disability coverage or any other applicable plan

(2)
the value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest multiplied by the difference between the closing price per share of the Company's common stock on September 30, 2009 and the exercise price per share for the affected options.

If Mr. Gilbert's employment is terminated as a result of his death, his estate would be entitled to any accrued amounts owing to Mr. Gilbert and to the proceeds of insurance policies which at September 30, 2009 would have been $1,750,000.

If Mr. Gilbert's employment is terminated for Cause or by Mr. Gilbert voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Messrs. Doody and Schlehr

The table below reflects the amount payable to Mr. Schlehr and Mr. Doody in the event of termination of employment for any reason other than gross misconduct.  Termination is assumed to occur effective September 30, 2009, the last day of Fiscal 2009.  Mr. Doody's severance arrangement expired on November 14, 2009.

Name	Severance (1)	Continuation of Insurance Benefits
Donald S. Doody	$90,000	$4,457.70
Michael R. Schlehr	$80,500	$4,164.84

(1)	Payment of six months salary based on executive's annual base salary as of September 30, 2009 and does not reflect any applicable payroll taxes.

Director Compensation

How Directors are Compensated

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as officers of the Company, as described under “Executive Compensation.”

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board.  In setting non-employee director compensation the board considers the amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the board.

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation as determined by the board upon the recommendation of the compensation committee.

Annual Board Retainer (1)(2)	$12,000, payable in cash or stock
Annual Committee Chair Retainer	$3,000
Board Meeting Fee	$1,000, payable in stock
Reimbursement for expenses incurred in attending board meetings

(1)	Payable quarterly
(2)	Effective for the fiscal year beginning October 1, 2009, the non-employee directors' annual board retainer will be $24,000, payable quarterly in cash or in stock.

Equity Compensation Paid to Non-Employee Directors

Our 2001 Plan authorizes the granting of non-statutory stock options to non-employee directors in such amounts and at such times as may be determined by the board.  A non-statutory stock option ("NSO") for 7,000 shares was granted to each of the non-employee directors on February 4, 2009 at an exercise price of $1.22 per share (the closing market price of the Company’s common stock on the grant date as reported on the OTC Bulletin Board).  The NSOs vest in three equal installments as follows: 1/3 after six months, 1/3 after one year, and the balance after two years.

Director Compensation Table

The following table summarizes the cash and equity compensation for non-employee directors during the fiscal year ended September 30, 2009.

Name(1)	Fees Earned or Paid in Cash ($) or Stock (2)		Option Awards(3) ($)	All Other Compensation ($)		Total ($)
Eben S. Moulton (4)	$19,000		$3,453	$0		$22,453
James C. Rowe (4)	$19,000		$3,453	$0		$22,453
Carl E. Sassano (4)	$19,000		$3,453	$4,650	(5)	$27,103
Justin L. Vigdor	$8,000	(6)	$2,380	$12,000	(6)	$22,380
Jerold L. Zimmerman	$16,000		$3,453	$0		$19,453
Michael Brudek (7)	$3,000		$0	$0		$3,000
Amy Tait (8)	$4,000		$0	$0		$4,000

(1)	W. Barry Gilbert, the Company’s Chairman of the Board, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director.
(2)
The fees set forth in this column reflect compensation paid in cash or in stock to each director in respect of Fiscal 2009 for board retainers, committee chair retainers, and meeting fees. Mr. Zimmerman has elected to receive his annual board retainer in stock; all directors have elected to receive their board meeting fees in stock. The number of shares awarded to a director in payment of the board meeting fee is determined by dividing $1,000 by the closing price of the Company's common stock on the date of the board meeting.  The number of shares awarded to a director in payment of the quarterly retainer fee is determined by dividing $3,000 by the closing price of the Company's common stock on the first trading day after the close of the fiscal quarter.

(3)
The amounts disclosed in this column represent the expense we recorded in accordance with SFAS 123R during Fiscal 2009 for the fair value of stock options granted in Fiscal 2009 as well as in prior years and does not represent actual cash compensation paid to the directors. A discussion of the assumptions used to calculate the grant date fair value is set forth in Note 1 (Business and Summary of Significant Accounting Policies) and Note 5 (Stock-Based Compensation) to the Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(4)	Mr. Sassano, Mr. Moulton, and Mr. Rowe received an annual retainer for serving as Committee Chairs throughout the fiscal year.
(5)	Represents fees for consulting services provided to the Company by Mr. Sassano in Fiscal 2009.
(6)
Mr. Vigdor retired from the board February 4, 2009 and pursuant to the Company's retirement policy for non-employee directors, he received the equivalent of one year's annual retainer fee of $12,000 in the form of stock.

(7)	Mr. Brudek resigned from the board on March, 17, 2009.
(8)	Ms. Tait joined the board on August 18, 2009.

Non-employee directors are provided term life insurance in the amount of $50,000.

Deferred Compensation Plan

Effective January 1, 2009, the board established the IEC Electronics Corp. Board of Directors Deferred Compensation Plan ("Directors Deferred Plan") which allows the non-employee directors of the Company the opportunity to defer all or part of their cash compensation.  No director elected to participate in the Directors Deferred Plan in Fiscal 2009.

Stock Ownership Guidelines

The board believes that it is important for directors to maintain an equity stake in IEC to further align their interests with those of our stockholders and to demonstrate their commitment to the long term success of the Company.  In Fiscal 2009, the board established stock ownership guidelines for the directors which became effective on October 1, 2009.  The guidelines require that the directors own, at a minimum, that number of shares of common stock with a value equal to three times the director's annual board retainer ($24,000) within three years from the later of October 1, 2009 or the date the director was elected to the board.  At October 1, 2009, the stock ownership requirement was 14,063 shares.  Unexercised stock options (whether or not vested) do not count toward a director's ownership for purposes of these guidelines.  Currently, all the directors, except Mrs. Tait who joined the board in August 2009 and owns 13,983 shares, are in compliance with these guidelines.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board has adopted a written policy addressing the Company's procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to Commission rules.  The policy provides that any transaction, arrangement or relationship with a "related person" (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and which exceeds $90,000 will be subject to review, approval or ratification by the audit committee.  During Fiscal 2009, no related person transactions were entered into or proposed that required disclosure pursuant to Commission rules.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment.  Stockholders are requested to date and sign the enclosed proxy and to mail it promptly in the enclosed postage-paid envelope.  If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish.  Otherwise your proxy will be voted for you.

By Order of the Board of Directors

Martin S. Weingarten,
Secretary

DATED:	December 29, 2009
Newark, New York

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the Fiscal Year ended September 30, 2009 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing.  Written requests should be made to: Michael R. Schlehr, Vice President and Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
IEC ELECTRONICS CORP.

ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, FEBRUARY 3, 2010

The undersigned, revoking all prior proxies, hereby appoints W. Barry Gilbert and Eben S. Moulton, and either one of them with full power of substitution, as proxy or proxies to vote for the undersigned, in the name of the undersigned, all of the Common Stock of IEC Electronics Corp. (the "Company") of the under¬signed, as if the undersigned were personally present and voting at the Company's Annual Meeting of Stockholders to be held at the office of the Company, 105 Norton Street, Newark, New York on February 3, 2010 at 9:00 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, upon the following matters:

	For	With-hold	For All Except
1. Election of six (6) directors	☐	☐	☐

01 W. Barry Gilbert
02 Eben S. Moulton
03 James C. Rowe
04 Carl E. Sassano
05 Amy L. Tait
06 Jerold L. Zimmerman

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. Proposal to ratify the selection of EFP Rotenberg, LLP as the Company's independent registered public accounting firm.	☐	☐	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SPECIFIED IN THE PROXY STATEMENT AND FOR THE PROPOSAL TO RATIFY THE SELECTION OF EFP ROTENBERG, LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

IEC ELECTRONICS CORP.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT: Sign the Proxy exactly as your name or names appear on your Common Stock certificate; in the case of Common Stock held in joint tenancy, each joint tenant must sign. Fiduciaries should indicate their full titles and the capacity in which they sign. Please complete, sign, date and return this Proxy promptly in the enclosed envelope.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

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